Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

KALA BIO, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share	Other	3,519,514(1)	$6.84 (2)	$24,073,475.76 (2)	0.00014760	$3,553.25
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$24,073,475.76 (2)	—	$3,553.25
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$3,553.25

(1)	The shares of common stock will be offered for resale by the selling stockholders pursuant to the prospectus contained in the registration statement to which this exhibit is attached. The registration statement registers the resale of an aggregate of 3,519,514 shares of the Registrant’s common stock, which consists of (i) 1,197,314 outstanding shares of common stock, (ii) 292,800 shares of common stock issuable upon the conversion of outstanding shares of Series F Convertible Non-Redeemable Preferred Stock, (iii) 1,090,100 shares of common stock issuable upon the conversion of outstanding shares of Series G Convertible Non-Redeemable Preferred Stock and (iv) 939,300 shares of common stock issuable upon the conversion of outstanding shares of Series H Convertible Non-Redeemable Preferred Stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events.

(2)	This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per share and maximum aggregate offering price are based upon the average of the high and low sales prices of the Registrant’s common stock on July 22, 2024, as reported on The Nasdaq Capital Market.